Exhibit 99.1

ENERGY RECOVERY REPORTS UNAUDITED FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2013

FIRST QUARTER HIGHLIGHTS:

●	Net revenue increased 34% from $4.8 million in the first quarter of 2012 to $6.4 million in the first quarter of 2013
●	Gross profit margin increased from 26% in the first quarter of 2012 to 47% in the current period
●	Operating expenses increased $1.6 million, or 26%, from $5.9 million in the first quarter of 2012 to $7.5 million in the first quarter of 2013
●	Net loss was reduced by $0.2 million, or 4%, from $(4.7) million in the first quarter of the prior year to $(4.5) million in the current period
●	Loss per share remained stable at $(0.09) from the quarter ended March 31, 2012 to the quarter ended March 31, 2013

SAN LEANDRO, Calif., May 8, 2013 -- Energy Recovery, Inc. (Nasdaq Global Select Market: ERII), a global leader in harnessing reusable energy from industrial fluid flows and pressure cycles, announced today its unaudited financial results for the first quarter of 2013. The Company achieved net revenue of $6.4 million in the current period, representing growth of 34% compared to the same period of last year. Insofar as both periods contained no shipments for mega-projects, the revenue growth was entirely attributable to increased OEM and aftermarket sales. Of the $6.4 million in net revenue, $4.0 million, or 62%, related to PX® energy recovery devices and related products and services, while $2.4 million, or 38%, pertained to turbochargers, pumps, and related products and services. The product mix in the first quarter of 2013 was comparable to the same period of the prior year, although a sequential comparison to the three preceding quarters demonstrates a higher percentage in the current period associated with turbochargers and pumps, which command lower gross profit margins compared to PX devices. Acknowledging normal seasonality trends that manifest from past performance, revenue in the first quarter generally represents the lowest volume in the calendar year. Similarly, the Company anticipates that mega-project shipments will commence in the second quarter of 2013, starting first with the previously announced project in Ghana, and then escalate through subsequent quarters of the year, with the fourth quarter expected to contain a significant volume of mega-project shipments. Importantly, several of these projects for which revenue is forecasted are in the final phases of negotiation and should accrue to backlog in the second quarter of 2013.

On the $1.6 million increase in net revenue, the Company recorded a gross profit margin of 47% in the first quarter of 2013 compared to 26% in the first quarter of 2012. The improvement in gross profit margin resulted primarily from positive operating leverage achieved through increased volume as well as cost savings realized through enhanced manufacturing yields and other production efficiencies. The aforementioned product mix, consisting of a heavier portion of turbochargers and pumps when compared to the previous three quarters, represented a drag on gross profit margin in the current period due to the comparatively lower gross profit margin associated with these product classes. With lighter revenue due to normal seasonality trends and the absence of mega-project activity along with a less favorable product mix, management was pleased to generate such levels of gross profit margin, believing that such profit potential implies strong performance in the ensuing quarters of the current year. Consequently, the Company expects that gross profit margins will increase sequentially throughout the year due to greater volume caused by mega-project shipments, a more favorable product mix that better favors PX devices, and the continued realization of cost savings and production efficiencies.

In the context of increased revenue and improved gross profit margin, operating expenses increased from $5.9 million in the first quarter of 2012 to $7.5 million in the current period, reflecting an overall increase of $1.6 million, or 26%. Due principally to transition costs caused by personnel changes in the IT and accounting functions, general and administrative expense increased $0.7 million, or 20%. Similarly, sales and marketing expense increased $0.5 million, or 36%, due primarily to increased consulting costs specific to market research and rebranding. As part of long-range strategic planning and to facilitate internal growth targets, the Company has engaged a renowned management consulting firm to map out industrial fluid markets for subsequent prioritization, planning, and penetration. Also as a component of operating expenses, research and development costs increased by $0.4 million, or 56%, as the Company continues its investment in product development for oil & gas applications. On this point, R&D resources remain focused on technical validation and commercialization for three new oil & gas solutions in partnership with high-profile oil & gas companies on different continents. In the first quarter of 2013, the Company hired its first dedicated sales professional to support this commercialization, with plans to hire more in the coming months. While the Company recognized no revenue related to oil & gas shipments in the current quarter, management remains confident in the technological feasibility of the product portfolio and the economic viability of the value proposition.

In the context of increased revenue, improved gross profit margin, and higher operating expenses, the Company reported a net loss of $(4.5) million, or $(0.09) per share, in the first quarter of 2013. Comparatively, the Company reported a net loss of $(4.7) million, or $(0.09) per share, in the first quarter of 2012. Importantly, management predicts that net loss or income will improve through subsequent quarters of the current year as revenue increases and gross profit margin improves.

After operating losses in the first quarter of 2013, the Company’s balance sheet and cash position remain sound. Excluding current and non-current restricted cash of $9.5 million, the Company reported unrestricted cash of $13.4 million, short-term investments of $8.0 million, and long term-investments of $5.4 million, all of which represent a combined total of $26.8 million as of March 31, 2013. For the current period, the net loss of $(4.5) million was adjusted to $(2.7) million by non-cash items totaling $1.8 million, the largest of which were depreciation and amortization of $0.9 million and stock-based compensation of $0.7 million. The net cash impact from changes in working capital was approximately $(1.2) million for the first quarter of 2013. While accounts receivable and unbilled receivables decreased by nearly $3.7 million due to collections for large shipments completed in 2012, the increase in inventory used $1.5 million as the Company manufactured finished product in anticipation of subsequent mega-project shipments. Additionally, in the first quarter of 2013, the Company paid annual bonuses and sales commissions in recognition of significantly improved financial results in 2012 as compared to 2011. Capital expenditures were modest in the current period, with $0.4 million invested primarily for a new ERP system designed to enhance managerial reporting. Consequently, although the first quarter of 2013 saw a decrease in cash of $3.2 million along with a decrease in short- and long-term investments of $0.9 million, these results were in keeping with normal seasonality trends, considering that the first quarter typically demonstrates operating losses and includes cash outflow items associated with the end of the prior year. Also worth noting is that the balance sheet includes $15.4 million of accounts receivable and unbilled receivables, much of which management expects to convert to cash in the second quarter of 2013.

Tom Rooney, President and Chief Executive Officer, commented, “The first quarter results were in line with our expectations, as mega-project activity is expected to commence in the second quarter and increase sequentially throughout the year. While we anticipate similar revenue levels in 2013 as compared to those achieved in 2012, with the fourth quarter representing a significant portion of revenue due to the timing of mega-project shipments, we expect to drive improved bottom-line performance through ongoing cost-reduction and efficiency-enhancing initiatives that are estimated to favorably affect gross profit margins. Beyond 2013, we anticipate significant growth in 2014 as the sales pipeline for major desalination projects firms up and our oil & gas strategy continues to progress. We remain focused on our strategy to maintain a commanding position in the core desalination market, marked by strong market share and increasing profitability, while investing heavily in new market expansion with a preeminent focus on oil & gas applications. Thus, we remain excited about the prospects of this great company and our progress against strategic and financial objectives.”

Forward-Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “imply,” “intend,” “may,” “plan,” “predict,” “remain,” “should,” “will,” and similar expressions are intended to identify forward-looking statements, but are not exclusive means of identifying such statements. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 12, 2013 as well as other reports filed by the Company with the SEC from time to time.

Conference Call to Discuss First Quarter Results

The conference call scheduled for tomorrow at 7:30 a.m. PDT will be in a "listen-only" mode for all participants other than the sell-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 877-941-0844 or local 480-629-9835, and the access code is 4611790. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 800-406-7325 or local 303-590-3030 (access code: 4611790) until May 23, 2013. Investors may also access the live call or the replay over the internet at www.streetevents.com or www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About Energy Recovery, Inc.

Energy Recovery, Inc. (Nasdaq Global Select Market: ERII) is the world leader in harnessing energy from industrial fluid flows and pressure cycles. The Company’s innovations make industrial processes within the water, oil & gas, and chemical industries environmentally cleaner and economically more profitable. By developing the highest-efficiency technologies that deliver substantial cost savings, Energy Recovery’s solutions offer the best economics for any industrial application. In total, the Company has installed 14,000 devices on every continent, saving its clients more than one billion dollars in energy costs each year. The company is headquartered in the San Francisco Bay Area with offices worldwide, including Madrid, Shanghai, and Dubai. For more information about Energy Recovery, please visit www.energyrecovery.com.

Contact:
Alexander J. Buehler
Chief Financial Officer
(510) 483-7370

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Net revenue	$6,373	$4,756
Cost of revenue	3,356	3,504
Gross profit	3,017	1,252
Operating expenses:
General and administrative	4,170	3,468
Sales and marketing	2,011	1,482
Research and development	1,082	694
Amortization of intangible assets	230	262
Restructuring charges	—	31
Total operating expenses	7,493	5,937
Loss from operations	(4,476)	(4,685)
Interest expense	—	(4)
Other non-operating income (expense), net	27	72
Loss before income taxes	(4,449)	(4,617)
Provision for income taxes	61	66
Net loss	$(4,510)	$(4,683)

Basic and diluted net loss per share	$(0.09)	$(0.09)

Shares used in basic and diluted per share calculation	50,982	52,618

ENERGY RECOVERY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data and par value)

(unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$13,423	$16,642
Restricted cash	5,543	5,235
Short-term investments	8,029	9,497
Accounts receivable, net of allowance for doubtful accounts of $184 and $217 at March 31, 2013 and December 31, 2012, respectively	11,785	13,240
Unbilled receivables	3,481	5,020
Inventories	6,635	5,135
Deferred tax assets, net	500	500
Land and building held for sale	1,345	1,345
Prepaid expenses and other current assets	4,366	4,245
Total current assets	55,107	60,859
Restricted cash, non-current	3,999	4,366
Unbilled receivables, non-current	178	868
Long-term investments	5,355	4,773
Property and equipment, net of accumulated depreciation of $9,980 and $9,306 at March 31, 2013 and December 31, 2012, respectively	15,554	15,967
Goodwill	12,790	12,790
Other intangible assets, net	4,699	4,929
Other assets, non-current	2	2
Total assets	$97,684	$104,554
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,939	$2,154
Accrued expenses and other current liabilities	5,764	8,555
Income taxes payable	42	39
Accrued warranty reserve	1,256	1,172
Deferred revenue	740	918
Current portion of capital lease obligations	4	18
Total current liabilities	9,745	12,856
Deferred tax liabilities, non-current, net	1,762	1,706
Deferred revenue, non-current	255	411
Other non-current liabilities	2,171	2,200
Total liabilities	13,933	17,173
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 52,801,852 and 51,019,249 shares issued and outstanding at March 31, 2013, respectively; and 52,685,129 and 50,902,526 shares issued and outstanding at December 31, 2012, respectively	53	53
Additional paid-in capital	118,150	117,264
Accumulated other comprehensive loss	(85)	(79)
Treasury stock, at cost, 1,782,603 shares repurchased at March 31, 2013 and December 31, 2012	(4,000)	(4,000)
Accumulated deficit	(30,367)	(25,857)
Total stockholders’ equity	83,751	87,381
Total liabilities and stockholders’ equity	$97,684	$104,554

ENERGY RECOVERY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Cash Flows From Operating Activities
Net loss	$(4,510)	$(4,683)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	911	1,000
Loss on disposal of fixed assets	13	—
Amortization of premiums/discounts on investments	89	154
Interest accrued on notes receivables from stockholders	—	(1)
Share-based compensation	687	783
Loss (gain) on foreign currency transactions	10	(51)
Deferred income taxes	56	59
Provision for doubtful accounts	40	31
Provision for warranty claims	97	41
Valuation adjustments for excess or obsolete inventory	(20)	(18)
Other non-cash adjustments	(29)	(2)
Changes in operating assets and liabilities:
Accounts receivable	1,426	172
Unbilled receivables	2,232	162
Inventories	(1,480)	(508)
Prepaid and other assets	(121)	570
Accounts payable	(117)	(44)
Accrued expenses and other liabilities	(2,808)	(2,015)
Income taxes payable	4	8
Deferred revenue	(334)	602
Net cash used in operating activities	(3,854)	(3,740)
Cash Flows From Investing Activities
Capital expenditures	(384)	(1,014)
Purchase of marketable securities	(3,464)	(861)
Maturities of marketable securities	4,250	4,305
Restricted cash	59	(565)
Net cash provided by investing activities	461	1,865
Cash Flows From Financing Activities
Repayment of long-term debt	—	(32)
Repayment of capital lease obligation	(14)	(40)
Net proceeds from issuance of common stock	200	5
Repurchase of common stock	—	(800)
Net cash provided by (used in) financing activities	186	(867)
Effect of exchange rate differences on cash and cash equivalents	(12)	(3)
Net change in cash and cash equivalents	(3,219)	(2,745)
Cash and cash equivalents, beginning of period	16,642	18,507
Cash and cash equivalents, end of period	$13,423	$15,762